Exhibit 99.2

ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com
18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675

NEWS RELEASE
Abraxas Provides Operational Update; Announces Closing of Non-Operated Bakken Sale; Provides Activity, CAPEX and Production Guidance Update

SAN ANTONIO (August 13, 2013) - Abraxas Petroleum Corporation (NASDAQ:AXAS) is pleased to provide an operational update, announce the closing of the Company's non-operated Bakken asset sale and provide an activity, CAPEX and production guidance update.

Operational Update
In McKenzie County, North Dakota, Abraxas successfully remediated the sand plug on the Lillibridge 4H. The Lillibridge 4H, producing from the Three Forks, is currently producing 1,436 boepd (1,112 barrels of oil per day, 140 barrels of NGLs per day, 1,105 mcf of natural gas per day) on a 20/64” choke. Combined, the four wells on the company's Lillibridge East pad are producing approximately 5,503 boepd (4,036 barrels of oil per day, 721 barrels of NGLs per day, 4,476 mcf of natural gas per day). Abraxas owns a working interest of approximately 34% in the Lillibridge East pad.

Non-Operated Bakken Closing
Abraxas recently closed the sale of its non-operated Bakken assets for $38.3 million after accounting for purchase price adjustments. Accounting for the asset sale, Abraxas' credit facility was revised to $143 million. After providing the company's updated June 30, 2013 internal reserve report to the company's bank group, Abraxas will undergo its fall redetermination process. Given the activity levels and reserve adds from the company's Eagle Ford and Bakken assets over the last six months, it is management's expectation that the facility will increase from $143 million.

Activity, CAPEX and Production Guidance Update
Abraxas plans to use a portion of the additional liquidity following the non-operated Bakken asset sale to accelerate growth in its core regions. Additions to the capital program include the following:

Eagle Ford: Abraxas currently holds 100% working interest in approximately 4,400 net acres in Atascosa County, TX in the Jourdanton Prospect. In September 2011, Abraxas completed a lateral in the Eagle Ford, the Grass Farm 1H, as part of the Blue Eagle Joint venture on the same prospect. This well averaged a modest 103 BOPD over its first 30 days of production, but the relatively flat decline rate has yielded cumulative production of 40,000 BO. Since completion of the initial well, Abraxas acquired a new 3D seismic survey, and interpretation indicates that the Grass Farm 1H was only in the target zone about 10% of its lateral length. Also, recent completions by area operators at similar depths (8,000-8,200 ft) have shown marked improvement in initial rates. The company plans to drill one 100% working interest Eagle Ford horizontal in late September 2013 at an estimated completed well cost of $6 million.

Abraxas also recently secured a new 410 net acre prospect in northern McMullen County. The lease will accommodate up to four Eagle Ford laterals with anticipated lengths of 7000-9000 ft. Abraxas plans to spud an initial well in the 4th quarter of 2013 with 100% working interest.

Williston Basin: In addition to Abraxas' Bakken acreage in the Williston Basin, it also holds low risk development targets of a conventional nature. The company plans to drill the Crusch 2-33 as a PUD replacement for a producing well in Roosevelt County, MT, which has to be abandoned for mechanical reasons. Producing zones included the Red River, Gunton and Winnepegosis. The new well will spud in 4th quarter with an estimated $2.5 million completed well cost. Similarly, Abraxas plans to drill another 100% working interest twin well to develop reserves in the Ratcliff zone. The original well produced from the deeper Red River zone, but was abandoned for mechanical reasons. The shallower Ratcliff at a depth of about 8,000 ft had an excellent oil show. The Christiansen 12-2 will also spud in 4th quarter 2013 at an estimated completed well cost of $1.5 million.

Permian: Over the last several years, Abraxas drilled four horizontal wells on its Spires Ranch prospect targeting the Strawn formation. The most recent of these wells the Spires Ranch 89 #1H was drilled in a non-pressure depleted area, and consequently it is the best producer. The Company recently drilled the Spires Ranch 129 #2H in a similar environment to the 89 #1H targeting the Strawn formation. Given the company's past success in stimulating analogous rock in the Edwards formation which greatly enhanced well productivity, Abraxas plans to stimulate this well with a small, multi-stage frac completion, rather than the open hole design of previous wells. Abraxas holds a 100% working interest in the Spires 129 #2H and anticipates a completed well cost of $2.3 million.

Guidance Update:
Given the revised activity levels and production revisions associated with recent asset sales and Eagle Ford acreage acquisitions, Abraxas projects production of approximately 4,600-4,800 boepd on an $85 million CAPEX budget. As these additional volumes are largely scheduled to come online in the fourth quarter of 2013, Abraxas expects minimal impact to 2013 average volumes. However, Abraxas anticipates a more pronounced impact on the company's 2013 exit rate, which it forecasts to be approximately 5,300 boepd. Abraxas continues to anticipate exiting 2013 at 2.0x Debt/EBITDA(1) on the company's revised $85 million CAPEX budget.

Bob Watson, President and CEO of Abraxas commented, “After a considerable divestiture campaign over the last eleven months, Abraxas now finds itself with a more focused asset base and right sized balance sheet. Our goal continues to be to grow profitable production by focusing our efforts on our core basins in the Eagle Ford, Bakken, PRB and Permian. With commodity prices remaining firm and numerous low risk opportunities in the portfolio, we believe it is the right time to bring forward NPV and accelerate growth in our core areas. Importantly, this does not come at a cost of stretching our balance sheet as we still plan to exit 2013 at or below 2.0x Debt/EBITDA(1). We look forward to updating the market as we continue to execute on our business plan.”

(1)	Debt/EBITDA calculation per bank loan agreement. Excludes associated with Raven Drilling as well as all EBITDA generated by Raven Drilling. Also excludes building mortgage.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas' actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas' future crude oil and natural gas production is highly dependent upon Abraxas' level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas' control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas' filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President - Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com